Exhibit 10.2

AGREEMENT

This Agreement dated as of November 5, 2013 (the “Agreement”), is by and between Gaiam, Inc., a Colorado corporation (“Gaiam”), Riverside Renewable Energy Investments, LLC (“Riverside”), solely for purposes of paragraphs 3 and 4 of this Agreement, and Real Goods Solar, Inc., a Colorado corporation (the “Company”).

Introduction

Gaiam and the Company wish to memorialize certain agreements with respect to (a) the Company’s prepayment of that certain (i) Promissory Note, dated December 11, 2012 between the Company, as maker and Gaiam as payee, in the principal amount of $1,000,000, and (ii) Amended and Restated Promissory Note dated March 27, 2013 between the Company, as maker and Gaiam as payee, in the principal amount of $1,700,000 (collectively, the “Gaiam Notes”); (b) Gaiam’s acceptance as payment in full of the obligations represented by the Gaiam Notes of something less than the full amounts owed thereon; and (c) upon such repayment of the Gaiam Notes, Gaiam’s relinquishment of all of its rights and obligations under that certain Shareholders Agreement (the “Shareholders Agreement”) and Registration Rights Agreement (“Registration Rights Agreement”) each dated as of December 19, 2011, among the Company, Gaiam and Riverside. Notwithstanding anything herein to the contrary, Gaiam and the Company acknowledge that Gaiam shall be deemed to have purchased from the Company, the Company’s tenant leasehold improvements pursuant to and in accordance with the terms of that certain Second Amendment to Lease dated March 28, 2013, by and between Gaiam and the Company, by way of an offset and reduction of $200,000 outstanding under the Gaiam Notes, and that the prepayment of the Gaiam Notes contemplated by this Agreement shall be deemed to have occurred after the Gaiam Notes have been reduced by such $200,000 offset.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Prepayment of Gaiam Notes and Relinquishment of Rights and Obligations Under Shareholders Agreement. Upon receipt by Gaiam of an aggregate amount equal to $2,100,000 in cash (the “Payoff Amount”) on or prior to November 15, 2013, such amount to be distributed to Gaiam in accordance with the payment instructions set forth on Exhibit A attached hereto, Gaiam hereby acknowledges and agrees that: (i) all indebtedness and liabilities of the Company owing under the Gaiam Notes have been fully paid and discharged; (ii) all other obligations of the Company owing under the Gaiam Notes are released and discharged; and (iii) Gaiam relinquishes all of its rights and obligations under, and shall no longer be deemed a party to, the Shareholders Agreement or the Registration Rights Agreement.

2. Gaiam and Company Mutual Release. By execution of this Agreement and in consideration of and upon payment by the Company and receipt by Gaiam of the Payoff Amount, Gaiam and the Company do hereby, on behalf of itself and of all those persons claiming by, through or under Gaiam or Company, together with each of their respective successors and assigns, unconditionally remise, release, acquit and forever discharge the each other, and each of their respective past and present managers, officers, directors, shareholders, employees, agents, attorneys, subsidiaries, affiliates, successors and assigns, and the heirs, executors, trustees, administrators, successors, and assigns of any such persons (collectively, the “Releasees”), of and from any and all actions, causes of action, suits, claims, counterclaims, liabilities, obligations, defenses, and demands whatsoever (if any), at law or in equity, or disputed or undisputed, which Gaiam or the Company ever had, now has, or hereafter can, shall, or may claim to have against any of the Releasees for or by reason of any cause, matter, or event whatsoever, arising out of the Gaiam Notes, the Shareholders Agreement or the Registration Rights Agreement.

3. Gaiam and Riverside Mutual Release. Riverside acknowledges and agrees to Gaiam’s relinquishment of all of its rights and obligations under the Shareholders Agreement in accordance with the terms of this Agreement and, Gaiam and Riverside do hereby, on behalf of itself and of all those persons claiming by, through or under Gaiam or Riverside, together with each of their respective successors and assigns, unconditionally remise, release, acquit and forever discharge the each other, and each of their respective past and present managers, officers, directors, shareholders, employees, agents, attorneys, subsidiaries, affiliates, successors and assigns, and the heirs, executors, trustees, administrators, successors, and assigns of any such persons (collectively, the “Releasees”), of and from any and all actions, causes of action, suits, claims, counterclaims, liabilities, obligations, defenses, and demands whatsoever (if any), at law or in equity, or disputed or undisputed, which Gaiam or the Riverside ever had, now has, or hereafter can, shall, or may claim to have against any of the Releasees for or by reason of any cause, matter, or event whatsoever, arising out of the Shareholders Agreement.

4. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns, and shall be governed, construed and enforced in accordance with the laws of the State of Colorado. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of executed signature pages by facsimile or other electronic transmission shall constitute effective and binding execution and delivery hereof.

[ Signature Page Follows ]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

REAL GOODS SOLAR, INC.

By:	/s/ Kam Mofid
Name:	Kam Mofid
Title:	CEO

GAIAM, INC.

By:	/s/ Jirka Rysavy
Name:	Jirka Rysavy
Title:	Chairman

RIVERSIDE RENEWABLE ENERGY INVESTMENT, LLC (solely with respect to paragraphs 3 and 4 of this Agreement)

By:	/s/ David Belluck
Name:	David Belluck
Title:	Manager

Exhibit A

Payment Instructions

Bank Routing Number:
Bank Name:
Account Number:
Account Name:

Contact Information:
(for questions, etc.)	Office:
Mobile:
Email: